For further information:     Sheila Davis, PR/IR Manager - 641-585-6803

WINNEBAGO INDUSTRIES SECOND QUARTER OF FISCAL 2013 FINANCIAL RESULTS ANNOUNCEMENT TO BE MADE ON MARCH 28, 2013
-- Conference Call Scheduled for 9:00 a.m. CT --

FOREST CITY, IOWA, March 21, 2013 - Winnebago Industries, Inc. (NYSE: WGO), a leading United States (U.S.) recreation vehicle manufacturer, will issue an advisory release and host a conference call on Thursday, March 28, 2013. In compliance with the U.S. Securities and Exchange Commission's ("SEC") guidance regarding "notice-and-access" news releases(1), the Company has discontinued the issuance of full-text financial news releases via a wire service and issues only advisory press releases notifying investors when new and material information is available on its website. Winnebago Industries plans to issue an advisory release before the market opens on March 28, 2013 notifying the public that a complete and full-text press release discussing the financial results for the Company's second quarter of Fiscal 2013 ended March 2, 2013 will be available no earlier than 6:00 a.m. Central Time (CT) in the “Investor Relations” section of the Company's website at: www.winnebagoind.com/investor.html.

The Company will also host a conference call on March 28, 2013 at 9 a.m. Central Time (CT) to discuss the financial results for its second quarter of Fiscal 2013. Winnebago Industries' conference call may be heard live via the Company's website, http://www.winnebagoind.com/investor.html. The event will be archived and available for replay for the next 90 days. To access the replay, click on http://www.winnebagoind.com/investor.html.

Minimum requirements to listen to the webcast: either Windows Media Player or RealPlayer and at least a 28.8 Kbps connection to the Internet. The Windows Media Player software is downloadable free at: www.microsoft.com/windows/windowsmedia/download/default.asp, and the RealPlayer software is downloadable free at: www.real.com/products/player/index.html.

About Winnebago Industries
Winnebago Industries, Inc., "The Most Recognized Name In Motorhomes®", is a leading U.S. manufacturer of recreation vehicles, which are used primarily in leisure travel and outdoor recreation activities. The Company and its subsidiary build quality motorhomes, travel trailers and fifth wheel products under the Winnebago, Itasca, Era and SunnyBrook brand names. Winnebago Industries has received the Quality Circle Award from the Recreation Vehicle Dealers Association every year since the award's inception in 1996. The Company's common stock is listed on the New York and Chicago Stock Exchanges and traded under the symbol WGO. Options for the Company's common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries' investor relations material or to add your name to an automatic email list for Company news releases, visit,
http://www.winnebagoind.com/investor.html.

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(1) SEC Release Nos. 34-58288, IC-28351; File No. S7-23-08